Energizer Holdings, Inc.
Omnibus Incentive Plan

I.	General Provisions
A.Purpose of the Plan
The purpose of the Energizer Holdings, Inc. Omnibus Incentive Plan (the “Plan”) is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for incentive compensation award opportunities to attract, retain and motivate officers, other key employees and non-employee directors who make important contributions to the success of the Company.
This Plan document is an omnibus document which includes, in addition to the Plan, separate sub-plans (“Sub Plans”) that permit offerings of grants to employees of certain foreign subsidiaries. Offerings under the Sub Plans may be made in particular locations outside the United States of America and shall comply with local laws applicable to offerings in such foreign jurisdictions. The Plan shall be a separate and independent plan from the Sub Plans, but the total number of shares of Stock authorized to be issued under the Plan applies in the aggregate to both the Plan and the Sub Plans.
The Plan replaces and supersedes the Energizer Holdings, Inc. Equity Incentive Plan (the “Prior Plan”) and is effective upon the date approved by the Company’s stockholders. Upon approval of the Plan by the Company’s stockholders, no new awards shall be made under the Prior Plan, although outstanding awards previously made under the Prior Plan shall continue to be governed by the terms of the Prior Plan. Shares of Common Stock that are subject to outstanding awards under the Prior Plan that expire, are forfeited or otherwise terminate unexercised may be subjected to new Awards under the Plan, as provided in Section I.D.
B.Definitions of Terms as Used in the Plan
“Affiliate” shall mean any entity in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns stock (or beneficial ownership for non-corporate entities) possessing 50 percent or more of the total combined voting power of all classes of stock (or beneficial ownership for non-corporate entities) in one of the other entities in such chain.
“Award” shall mean an Option, a Stock Appreciation Right, a Cash Bonus Award, or any Other Stock Award granted under the terms of the Plan, which shall include such agreements, including but not limited to, non-competition provisions, as determined in the sole discretion of the Committee.
“Award Agreement” shall mean the written or electronic document(s) evidencing an Award granted under the Plan.
“Board” shall mean the Board of Directors of the Company.
“Cash Bonus Award” shall mean an Award of a cash bonus pursuant to Section V.
“Change of Control” shall mean either of the following, provided that the following constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A:
(i)    The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or
(ii)    A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.
(iii)    The sale, transfer or other disposition of all or substantially all of the business or assets of the Company.
Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.
“Committee” shall mean the Human Capital Committee of the Board, or any successor committee the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (i) an “independent director” under the rules of the stock exchange on which the Company’s shares of Common Stock are listed, and (ii) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, or otherwise qualified to administer the Plan as contemplated by that Rule or any successor Rule under the Exchange Act.
“Common Stock” shall mean Energizer Holdings, Inc. $.01 par value Common Stock or common stock of the Company outstanding upon the reclassification of the Common Stock or any other class or series of common stock, including, without limitation, by means of any stock split, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split, or by reason of any recapitalization, merger or consolidation of the Company.
“Company” shall mean Energizer Holdings, Inc. a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.
“Competition” shall mean, directly or indirectly, owning, managing, operating, controlling, being employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or rendering services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or its Affiliates is engaged or in which they have proposed to be engaged in and in which the recipient of an Award has been involved to any extent (on other than a de minimus basis) at any time during the previous one (1) year period, in any locale of any country in which the Company or its Affiliates conducts business. Competition shall not include owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.
“Corporate Officer” shall mean any President, Chief Executive Officer, Corporate Vice President, Controller, Secretary or Treasurer of the Company, and any other officers designated as corporate officers by the Board.
“Director” shall mean any member of the Board.
“Effective Date” shall mean the effective date of the Plan, as set forth in Section X.
“Employee” shall mean any person who is employed by the Company or an Affiliate, including Corporate Officers.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” of the Common Stock shall mean the closing price as reported on the Composite Tape of the New York Stock Exchange, Inc. on the date that such Fair Market Value is to be determined, or if no shares were traded on the determination date, the immediately following next day on which the Common Stock is traded, or the fair market value as determined by any other method that may be required in order to comply with or to conform to the requirements of applicable laws or regulations.
“Incentive Stock Options” shall mean Options that qualify as such under Section 422 of the Code.
“Non-Qualified Stock Options” shall mean Options that do not qualify as Incentive Stock Options.
“Option” shall mean the right, granted under the Plan, to purchase a specified number of shares of Common Stock, at a fixed price for a specified period of time.
“Other Stock Award” shall mean any Award granted under Section IV of the Plan.
“Participant” shall mean any eligible individual who has been selected by the Committee to participate in the Plan and to receive an Award under the Plan.
“Plan” shall mean this restated Energizer Holdings, Inc. Omnibus Incentive Plan.
“Prior Plan” shall have the meaning given to it in Section I.A of this Plan.
“Restricted Stock Award” shall mean an Award of shares of Common Stock on which are imposed restrictions on transferability or other shareholder rights, including, but not limited to, restrictions which subject such Award to a “substantial risk of forfeiture” as defined in Section 83 of the Code.
“Restricted Stock Unit” shall mean a right granted under the terms of the Plan to receive shares of Common

Stock or cash equal to either (i) a set number of shares of Common Stock or (ii) a number of shares of Common Stock determined under a formula or other criteria, as of specified vesting and/or payment dates.
“Stock Appreciation Right” shall mean a right granted under the terms of the Plan to receive an amount equal to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise of the Stock Appreciation Right over the price per share of Common Stock specified in the Award Agreement of which it is a part.
“Stock Bonus” shall mean an Award of shares of Common Stock granted under Section IV.D of the Plan.
“Termination for Cause” shall mean, a Participant’s termination of employment with the Company or an Affiliate because of the Participant’s willful engaging in gross misconduct that materially injures the Company (as determined in good faith by the Committee), or the Participant’s conviction of a felony or a plea of nolo contendere to such a crime, provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Participant, (ii) an act or omission believed by the Participant in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Participant to be lawful, or (iii) the good faith conduct of the Participant in connection with a Change of Control of the Company (including opposition to or support of such Change of Control).
“Termination for Good Reason” shall mean, unless in the case of a particular Award the applicable Award Agreement states otherwise, the Participant having “good reason” to terminate a Participant’s employment or service, as defined in any existing employment, consulting or any other agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or, in the absence of such an employment, consulting or other agreement, upon the occurrence, without a Participant’s prior express written consent, of any of the following circumstances (i) a material diminution in the Participant's base compensation, (ii) a material diminution in the Participant's authority, duties, or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation), (iv) a material diminution in the budget over which the Participant retains authority, (v) a material change in the geographic location at which the Participant must perform the services, and (vi) any other action or inaction that constitutes a material breach by the Company or an Affiliate of the agreement under which the Participant provides services, provided the Participant provides written notice to the Company of the existence of the condition described in this section within 30 days of the initial existence of the condition, and provided further that the Company or an Affiliate does not remedy such condition within 30 days of receipt of such notice.
C.Scope of Plan and Eligibility
Any Employee selected by the Committee, any member of the Board, and consultants and advisors to the Company or an Affiliate selected by the Committee shall be eligible for any Award contemplated under the Plan.
D.Authorization and Reservation
1.Subject to Section IX.F, the aggregate number of shares of Common Stock available for grants of Awards under the Plan from and after the Effective Date shall not exceed the sum of (i) 6,500,000 shares of Common Stock plus, (ii) one (1) share of Common Stock for every one (1) share of Common Stock available for award under the Prior Plan as of the date November 29, 2019. The reserves may consist of authorized but unissued shares of Common Stock or of reacquired shares, or both. Awards other than Options and Stock Appreciation Rights will be counted against the reserve in a 2-to-1 ratio. Any shares of Common Stock subject to an award under the Prior Plan and that expires, is forfeited, otherwise terminates, or is settled in cash, after the Effective Date, shall be added to the shares of Common Stock reserved for issuance under this Plan.
2.Other than with respect to Awards of Options or Stock Appreciation Rights, shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy an Employee’s tax withholding obligations with respect to Awards shall be deducted from the number of shares of Common Stock delivered to a Plan Participant pursuant to such Award for purposes of determining the number of shares of Common Stock acquired pursuant to the Plan. Notwithstanding any to the contrary contained herein, the following shares of Common Stock shall not be added to the shares of Common Stock authorized for grant under this Section I.D.2: (A) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after November 29, 2019, an option under the Prior Plan, (B) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy applicable tax withholding obligations with respect to Options or Stock Appreciation Rights, or after November 29, 2019, options or stock appreciation rights under the Prior Plan, (C) shares of Common Stock subject to a Stock Appreciation Rights, or after November 29, 2019, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement or exercise thereof, and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after November 29, 2019, options under the Prior Plan.
3.The following will not be applied to the share limitations of subsection 1 above: (i) dividends or dividend equivalents paid in cash in connection with outstanding Awards, (ii) any shares of Common Stock subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason, (iii) shares of Common Stock and any Awards that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, consolidation, spin-off or acquisition of the employing company with or by the Company, and (iv) Awards under the Plan which are payable in cash will not be counted against the reserve unless actual payment is made in shares of Common Stock instead of cash. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the share limitations of subsection 1.
4.No fractional shares of Common Stock may be issued under this Plan. Fractional shares of Common Stock will be rounded down to the nearest whole share of Common Stock.
5.No more than 6,500,000 shares of Common Stock may be granted as Incentive Stock Options under the Plan.
E.Grant of Awards and Administration of the Plan
1.The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall determine those Employees eligible to receive Awards and the amount, type and terms of each Award, subject to the provisions of the Plan. The Board shall determine the amount, type and terms of each Award to a Director in his or her capacity as a Director, subject to the provisions of the Plan. In making any determinations under the Plan, the Committee or the Board, as the case may be, shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. Any such report, opinions or statements may take into account Award grant practices, including the rate of grant of Awards and any performance criteria related to such awards, at publicly traded or privately held corporations that are similar to or are industry peers with the Company. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee or the Board, as the case may be, shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Participant, and any other person with rights to any Award under the Plan, and no member of the Board or the Committee shall be subject to individual liability with respect to the Plan.
2.The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall administer the Plan and, in connection therewith, it shall have full power and discretionary authority to: (i) construe and interpret the Plan, (ii) establish rules and regulations with respect to the Plan’s operations and Awards, (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Award, (v) determine whether and to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited or suspended, (vi) determine whether, to what extent and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Options, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (vii) accelerate the exercisability of any Option or Stock Appreciation Right and to remove any restriction on any Award, (viii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (ix) establish, amend, suspend, or waive such rules and regulations, (x) appoint such agents as it shall deem appropriate for the proper administration of the Plan, (xi) perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan, to the extent permitted by applicable laws, and (xii) adopt sub-plans or establish special rules for grants to individuals outside the U.S. To the extent, however, that such construction and interpretation or establishment of rules and regulations relates to or affects any Awards granted to a Director in his or her capacity as a Director, the Board must ratify such construction, interpretation or establishment.
3.The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish, suspend or supersede the Committee at any time and revest in the Board the administration of the

Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however, caused, in the Committee. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.
4.During the term of the Plan, (i) the aggregate number of shares of Common Stock that may be the subject of performance-based Awards that may be granted to a Participant during any one fiscal year may not exceed 1,000,000 or, in the event such Award is paid in cash, the equivalent cash value thereof on the date of vesting, and (ii) the aggregate number of shares of Common Stock that may be the subject of time-based Awards that may be granted to a Participant during any one fiscal year may not exceed 1,000,000 or, in the event such Award is paid in cash, the equivalent cash value thereof on the date of vesting. The maximum amount that can be paid to any Participant in any one fiscal year pursuant to a Cash Bonus Award shall be $10,000,000. The maximum number of shares with regard to which Options and Stock Appreciation Rights may be granted to any individual during any one fiscal year is 1,000,000. These amounts are subject to adjustment as provided in Section IX.F. below. Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation. Awards granted under the Plan shall be evidenced in the manner prescribed by the Committee from time to time pursuant to an Award Agreement. The Committee may require that a recipient execute and deliver, through written or electronic means, his or her acceptance of the Award.
5.Other than Awards to Directors, Awards settled in shares of Common Stock shall have a minimum vesting or exercise schedule of not less than a one (1) year period, provided, that the Committee can grant Awards of up to 5% of the shares authorized under the Plan with a shorter vesting or exercise period. The foregoing limitations do not preclude Awards that vest or become exercisable earlier due to (i) circumstances such as death, retirement, or involuntary termination of employment, (ii) the achievement of performance objectives over a period of at least one (1) year, or (iii) a determination by the Company for regulatory or other considerations to provide an equity award in excess of that which would have been awarded to the individual under the cash equity policy in effect for the performance year.

II.	Stock Options
A.Description
The Committee may grant Incentive Stock Options and/or Non-Qualified Stock Options to Employees eligible to receive Awards under the Plan. The Board may grant Non-Qualified Stock Options to Directors under the Plan.
B.Terms and Conditions
1.Each Option shall have such terms and conditions as the Committee, or in the case of Awards granted to Directors, the Board, may determine, subject to the provisions of the Plan.
2.The option price of shares of Common Stock subject to any Option shall not be less than the Fair Market Value of the Common Stock on the date that the Option is granted.
3.The Committee, or in the case of Awards granted to Directors, the Board, shall determine the vesting schedules and the terms, conditions and limitations governing exercisability of Options granted under the Plan. Unless accelerated in accordance with its terms, an Option may not be exercised until a period of at least one (1) year has elapsed from the date of grant, and the term of any Option granted hereunder shall not exceed ten years.
4.The purchase price of any shares of Common Stock pursuant to exercise of any Option must be paid in full upon such exercise. The payment shall be made in cash, in United States dollars, by tendering shares of Common Stock owned by the Participant (or the person exercising the Option), through Net Exercise or Swap Exercise, each as described below, or any other means approved by the Committee prior to the date such Option is exercised.
Subject to any additional tax withholding provided for in Section IX.I., any individual electing a “Net Exercise” of an Option shall receive upon such net exercise a number of shares of Common Stock equal to the aggregate number shares of Common Stock being purchased upon exercise less the number of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price of the shares of Common Stock as to which the Non-Qualified Stock Option is being exercised.

Subject to any additional tax withholding provided for in Section IX.I., any individual electing a “Swap Exercise” shall pay the purchase price of the Option by tendering shares of Common Stock owned by such individual prior to exercising the Option with a Fair Market Value equal to the exercise of the Option.
5.The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with, the provisions of Section 422 of the Code, and any other administrative procedures adopted by the Committee from time to time. Incentive Stock Options may not be granted to any person who is not an Employee at the time of grant. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the Options in excess of such limit shall be treated as Non-Qualified Stock Options. If, at the time an Incentive Stock Option is granted, the Employee recipient owns (after application of the rules contained in Section 424(d) of the Code, or its successor provision) shares of Common Stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, (a) the option price for such Incentive Stock Option shall be at least 110% of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant and (b) such Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one (1) year after the date the Participant acquired the Stock by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.
6.In no event shall dividends or dividend equivalents (whether paid in cash or shares of Common Stock) be paid with respect to any Award of Options.

III.	Stock Appreciation Rights
The Committee, or in the case of Awards granted to Directors, the Board, may, in its discretion, grant Stock Appreciation Rights to Participants. Subject to the provisions of the Plan, the Committee or Board in its sole discretion shall determine the terms and conditions of the Stock Appreciation Rights. Such terms and conditions shall be set forth in a written Award Agreement. Each Stock Appreciation Right shall entitle the holder thereof to elect, prior to its cancellation or termination, to exercise such unit or option and receive either cash or shares of Common Stock, or both, as the Committee or Board may determine, in an aggregate amount equal in value to the excess of the Fair Market Value of the Common Stock on the date of such election over the Fair Market Value on the date of grant of the Stock Appreciation Right; except that if an Option is amended to include Stock Appreciation Rights, the designated Fair Market Value in the applicable Award Agreement may be the Fair Market Value on the date that the Option was granted. The term of any Stock Appreciation Right granted hereunder shall not exceed ten years. The Committee or Board may provide that a Stock Appreciation Right may only be exercised on one or more specified dates. Stock Appreciation Rights may be granted on a “free-standing” basis or in conjunction with all or a portion of the shares of Common Stock covered by an Option. In addition to any other terms and conditions set forth in the Award Agreement, Stock Appreciation Rights shall be subject to the following terms: (i) Stock Appreciation Rights, unless accelerated in accordance with their terms, may not be exercised within the first year after the date of grant, (ii) the Committee or Board, as the case may be, may, in its sole discretion, disapprove an election to surrender any Stock Appreciation Right for cash in full or partial settlement thereof, provided that such disapproval shall not affect the recipient’s right to surrender the Stock Appreciation Right at a later date for shares of Common Stock or cash, and (iii) no Stock Appreciation Right may be exercised unless the holder thereof is at the time of exercise a Participant that has been in continuous service with the Company or any Affiliate since the date the Stock Appreciation Right was granted, except that the Committee or Board may permit the exercise of any Stock Appreciation Right for any period following the recipient’s termination of service or retirement or resignation from the Board, not in excess of the original term of the Award, on such terms and conditions as it shall deem appropriate and specify in the related Award Agreement.
In no event shall dividends or dividend equivalents (whether paid in cash or shares of Common Stock) be paid with respect to any Award of Stock Appreciation Rights.

IV.	Other Stock Awards
In addition to Options, the Committee or, in the case of Awards granted to Directors, the Board, may grant Other Stock Awards to Participants payable in Common Stock or cash, upon such terms and conditions as the Committee or

Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:
A.Restricted Stock Awards and Restricted Stock Units
1.The Committee or, in the case of Awards granted to a Director in his or her capacity as Director, the Board, may grant Restricted Stock Awards to Participants, each of which consists of a grant of shares of Common Stock subject to specified vesting conditions, or Restricted Stock Units, each of which is the right to receive shares of Common Stock or the cash equivalent (or combination of Common Stock and cash) following satisfaction of specified vesting conditions. The terms and conditions applicable to such an Award shall be set forth in an Award Agreement.
2.The shares of Common Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the Award Agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Common Stock which are the subject of a Restricted Stock Award are subject to forfeiture in accordance with Section VII of the Plan. During the restricted period, Restricted Stock may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Stock Awards, the Committee may (i) cause a legend or legends to be placed on any certificates evidencing such Restricted Stock, and/or (ii) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate. Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable, and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth herein, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock.
3.Restricted Stock Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee and set forth in an Award Agreement. Any person who holds Restricted Stock Units shall have no ownership interest in the shares of Common Stock to which the Restricted Stock Units relate unless and until payment with respect to such Restricted Stock Units is actually made in shares of Common Stock. The payment date shall with respect to Restricted Stock Units be set forth in the applicable Award Agreement. Restricted Stock Units may not be sold, assigned or transferred during the restricted period.
4.Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied and the Award is settled (as applicable). No interest shall be included in the calculation of such additional cash payment. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on vested Restricted Stock Awards or Restricted Stock Units.
B.Stock Related Deferred Compensation
The Committee may, in its discretion, permit the deferral of payment of an Employee’s cash bonus, other cash compensation or an Award to a Participant under this Plan in the form of either Common Stock or Common Stock equivalents (with each such equivalent corresponding to a share of Common Stock), under such terms and conditions as the Committee may prescribe in the Award Agreement relating thereto or a separate election form made available to such Participant, including the terms of any deferred compensation plan under which such Common Stock equivalents may be granted. In addition, the Committee may, in any fiscal year, provide for an additional matching deferral to be credited to an Employee’s account under such deferred compensation plans. The Committee may also permit hypothetical account balances of other cash or mutual fund equivalents maintained pursuant to such deferred compensation plans to be converted, at the discretion of the participant, into the form of Common Stock equivalents, or to permit Common Stock equivalents to be converted into account balances of such other cash or mutual fund equivalents, upon the terms set forth in such plans as well as such other terms and conditions as the Committee may, in its discretion, determine. The Committee may, in its discretion, determine whether any deferral in the form of Common Stock equivalents, including deferrals under the terms of any deferred compensation plans of the Company, shall be paid on distribution in the form of cash or in shares of Common Stock. To the extent Code Section 409A is applicable, all actions pursuant to this Section

IV must satisfy the requirements of Code Section 409A and the regulations and guidance thereunder, including but not limited to the following:
1.A Participant’s election to defer must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the calendar year in which the services are performed which relate to the compensation or Award being deferred. An election may not be revoked or modified after such December 31. However, notwithstanding the previous two sentences, if the compensation or Award is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the compensation or Award, the Committee may permit a Participant to file an election on or before the 30th day after the Participant obtains the legally binding right to the compensation or Award, provided that the election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.
2.A Participant’s election to defer must include the time and form of payment, within the parameters made available by the Committee, and such timing of payment must comply with the permitted payment events under Code Section 409A.
C.Performance-Based Other Stock Awards
The payment under any Other Stock Award that the Committee or Board determines shall be a performance-based Award (hereinafter “Target Award”) shall be contingent upon the attainment of one or more pre-established performance goals established by the Committee in writing while the attainment of any performance-based goal under the granted Target Award remains substantially uncertain. Such performance goals may be based upon one or more performance-based criteria, including but not limited to: (i) earnings per share, net earnings per share or growth in such measures, (ii) revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes), (iii) return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales), (iv) cash flow return on investments which equals net cash flows divided by owners’ equity, (v) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division), (vi) operating earnings or net operating earnings, (vii) costs or cost control measures, (viii) share price (including, but not limited to, growth measures), (ix) total shareholder return (stock price appreciation plus dividends), (x) economic value added, (xi) EBITDA, (xii) operating margin or growth in operating margin, (xiii) market share or growth in market share, (xiv) cash flow, cash flow from operations, free cash flow, or growth in such measures, (xv) sales revenue or volume or growth in such measures, (xvi) gross margin or growth in gross margin, (xvii) productivity, (xviii) brand contribution, (xix) product quality, (xx) corporate value measures, (xxi) goals related to acquisitions, divestitures or customer satisfaction, (xxii) diversity, (xxiii) index comparisons, (xxiv) debt-to-equity or debt-to-stockholders’ equity ratio, (xxv) working capital, (xxvi) risk mitigation, (xxvii) sustainability and environmental impact, (xxviii) employee retention, (xxix) expense or expense control measures (including, but not limited to average unit cost, selling, general, and administrative expenses), and (xxx) any other objective or subjective criterion or criteria that the Committee or Board may select from time to time. Without limiting the Committee’s or Board’s authority to select any performance criteria as it deems appropriate, performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function, market, or consolidated basis and may be measured absolutely, relatively to the Company’s peers, or with a performance goal established by combining two or more of the preceding performance criteria (for example, free cash flow as a percentage of sales). In establishing the performance goals, the Committee or Board may provide that the performance goals will be adjusted to account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Common Stock, or a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company, or exclusion of non-consolidated subsidiaries, or measures intended to account for variations in the exchange rate between foreign currencies and budgeted exchange rates, or other extraordinary items, or any other event or circumstance the Committee or Board deems appropriate. Unless otherwise specifically provided by the Committee or Board when authorizing an Award, all performance-based criteria, including any adjustments described in the preceding sentence, shall be determined by applying U.S. generally accepted accounting principles, as reflected in the Company’s audited financial statements.
The Committee or Board, in its discretion, may adjust an earned Target Award. Before payments are made under a Target Award, the Committee or Board shall certify in writing that the performance goals justifying the payment under the Target Award have been met. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Target Awards for which the applicable performance goals are achieved.
D.Stock Bonus Awards
Subject to the minimum vesting requirements set forth in Section I.E.5, the Committee or Board may issue unrestricted Stock, or other Awards denominated in Stock, including and without limitation, fully-vested deferred stock units, under the Plan to Participants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee or Board shall from time to time in its sole discretion determine. A Stock Bonus Award under the Plan shall be granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.

V.	Cash Bonus Awards
The Committee shall have the authority to make an Award of a cash bonus to any Participant. Any such Award may be subject to a performance period, performance goals or such other terms and conditions as the Committee may designate in the applicable Award Agreement.

VI.	Director Compensation Limitation
Notwithstanding any provision in this Plan to the contrary, the maximum number of shares of Common Stock subject to Awards granted during a single calendar year to any non-employee Director, taken together with any cash fees paid during the calendar year to the non-employee Director in respect of such Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not have an aggregate Fair Market Value determined on the date on which the applicable Award is granted in excess of $1,000,000.

VII.	Forfeiture of Awards
A.Forfeiture Events
Unless the Committee, or in the case of a Director, the Board, shall have determined otherwise in an Award Agreement, the recipient of any Award pursuant to the Plan shall forfeit the Award, to the extent not then payable or exercisable, upon the occurrence of any of the following events, subject to compliance with any applicable local laws:
1.The recipient is Terminated for Cause.
2.The recipient voluntarily terminates his or her employment, except as otherwise provided in the Award Agreement or the Participant’s Termination for Good Reason, as described in Section IX.G.
3.The recipient engages in Competition with the Company or any Affiliate.
4.The recipient engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, including, but not limited to, conduct that breaches the recipient’s duty of loyalty to the Company or an Affiliate or that is materially injurious to the Company or an Affiliate, monetarily or otherwise. Such activity or conduct may include, without limitation: (i) disclosing or misusing any confidential information pertaining to the Company or an Affiliate, (ii) any attempt, directly or indirectly, to induce any Employee of the Company or any Affiliate to be employed or perform services elsewhere, or (iii) any direct or indirect attempt to solicit, or assist another employer in soliciting, the trade of any customer or supplier or prospective customer of the Company or any Affiliate. Notwithstanding the foregoing, nothing herein prohibits a recipient from (A) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, (B) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations, or (C) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.
B.Additional/Waiver of Conditions
The Committee or the Board, as the case may be, may include in any Award Agreement any additional or different conditions of forfeiture it may deem appropriate, and may waive any condition of forfeiture stated above or in the Award Agreement.
C.Effect of Forfeiture
In the event of forfeiture, the recipient shall lose all rights in and to portions of the Award which are not vested or which are not exercisable. Except in the case of Restricted Stock Awards as to which restrictions have not lapsed and subject to Section IX.Q, this provision, however, shall not be invoked to require any recipient to transfer to the Company any Common Stock or cash already received under an Award.
D.Committee/Board Discretion

Such determinations as may be necessary for application of this Section, including any grant of authority to others to make determinations under this Section, shall be at the sole discretion of the Committee, or in the case of Awards granted to Directors, of the Board, and such determinations shall be conclusive and binding.

VIII.	Beneficiary Designation; Death of Awardee
A.Beneficiary Designation
If permitted by the Committee, an Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the recipient, an Option or Stock Appreciation Right, or to receive, in such event, any other Awards. The Committee reserves the right to review and approve beneficiary designations and/or require that a particular form be used to be effective with respect to an Award. A recipient may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or Stock Appreciation Right, or to receive any other Award, the Committee may determine to recognize only an exercise by, or right to receive of, the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.
B.Recipient’s Death
Upon the death of an Award recipient, the following rules shall apply:
1.An Option, to the extent exercisable on the date of the recipient’s death, may be exercised at any time within three years after the recipient’s death, but not after the expiration of the term of the Option. The Option may be exercised by the recipient’s designated beneficiary (to the extent there is a beneficiary designation on file which the Committee has allowed) or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution, or by the transferee of the Option in accordance with the provisions of Section IX.A.
2.In the case of any Stock Appreciation Right or any other Award, any shares of Common Stock or cash payable shall be determined as of the date of the recipient’s death, in accordance with the terms of the Award Agreement, and the Company shall issue such shares of Common Stock or pay such cash to the recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

IX.	Other Governing Provisions
A.Transferability
Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by the Award recipient or by his/her guardian or legal representative; provided, however, that an Award recipient may be permitted, in the sole discretion of the Committee, to transfer to a member of such recipient’s immediate family, family trust or family partnership as defined by the Committee or its delegee, an Option, other than an Incentive Stock Option, subject to such terms and conditions as the Committee, in their sole discretion, shall determine.
B.Rights as a Shareholder
A recipient of an Award shall have no rights as a shareholder, with respect to any Awards or shares of Common Stock which may be issued in connection with an Award, until the issuance of a Common Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Common Stock certificate. In addition, with respect to Restricted Stock Awards, recipients shall have only such rights as a shareholder as may be set forth in the terms of the Award Agreement. Notwithstanding the previous language in this Section IX.B, in no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Awards on or after the date such Awards, or portion thereof, vest.
C.General Conditions of Awards
No Employee, Director or other person shall have any rights with respect to the Plan, the shares of Common Stock reserved or in any Award, contingent or otherwise, until an Award Agreement shall have been delivered to the recipient and all of the terms, conditions and provisions of the Plan applicable to such recipient shall have been met.

D.Reservation of Rights of Company
Neither the establishment of the Plan nor the granting of an Award shall confer upon any Employee any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time, provided in compliance with applicable local laws and individual employment contracts (if any). No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Company or any Affiliate, unless the Committee shall determine otherwise, applicable local law provides otherwise or the terms of such plan specifically include such compensation.
E.Acceleration
The Committee, or, with respect to any Awards granted to Directors, the Board, may, in its sole discretion, accelerate the vesting or date of exercise of any Awards except to the extent such acceleration will result in adverse tax consequences under Code Section 409A.
F.Effect of Certain Changes
In the event of any extraordinary dividend, stock split-up, stock dividend, spin-off, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Common Stock or any other class or series of common stock of the Company, or consolidation, merger or sale of all, or substantially all, of the assets of the Company, the Committee shall cause equitable adjustments to be made to the shares reserved under Section I.D. of the Plan and the limits on Awards set forth in Section I.E.4. of the Plan, and the Committee or Board shall cause such adjustments to be made to the terms of outstanding Awards to reflect such event and preserve the value of such Awards. Any such adjustments to a Non-Qualified Stock Option or a Stock Appreciation Right shall comply with the requirements of the regulations under Code Section 409A. If any such adjustment would result in a fractional share of Common Stock being issued or awarded under this Plan, such fractional share shall be disregarded.
G.Effect of Change of Control
1.If (i) within 12 months following a Change of Control or (ii) in contemplation of a Change of Control, a Participant’s employment or service with the Company or any Affiliate is terminated by the Company or an Affiliate without Cause or by the Participant for Good Reason, all Awards held by such Participant, irrespective of the vesting schedule, shall become fully vested and immediately exercisable and, if applicable, the restricted period shall end at the time of such termination.
2.In the event of a Change of Control, all incomplete performance periods in respect of such Award in effect on the date the Change of Control occurs shall end on the date of such change, and the Committee shall (A) determine the extent to which performance goals with respect to each such Award have been met based upon such audited or unaudited financial information then available as it deems relevant, (B) cause to be paid to the applicable Participant partial or full Awards with respect to performance goals for each such Award based upon the Committee’s determination of the degree of attainment of performance goals, and (C) cause the Award, if previously deferred, to be settled in full as soon as possible.
3.In the event of a Change of Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding vested Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such vested Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Company in the event.
4.In the event of a Change of Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change of Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Common Stock shall be deemed assumed if, following the Change of Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Common Stock subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change of Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change of Control. Any Award or portion thereof which is not assumed, continued or substituted as provided herein by the Acquiror in connection with the Change of Control, irrespective of the vesting schedule, shall become fully vested and immediately exercisable and, if applicable, the restricted period shall end as of the time of consummation of the Change of Control.
5.    In the event any payment(s) or the value of any benefit(s) received or to be received by a Participant in connection with or contingent upon a Change of Control (whether received or to be received pursuant to the terms of the Plan or any Award Agreement or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change of Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change of Control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of this subsection to be subject to an excise tax imposed by Code Section 4999 (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this subsection, then the Company shall reduce the aggregate amount of the Payments payable to the Participant such that no Excise Tax shall be payable by the Participant and the Payments shall not cease to be deductible by the Company by reason of Code Section 280G (or any successor provision thereto). Notwithstanding the foregoing, the Company shall not reduce the aggregate amount of the Payments payable to the Participant pursuant to the foregoing sentence if the After-Tax Amount (as defined below) of the unreduced Payments is greater than the After-Tax Amount that would have been paid had the Payments been reduced pursuant to the foregoing sentence. For purposes of this Agreement “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes (if any), income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Participant in respect of such specified amount.
If there is a determination that the Payments payable to Participant must be reduced pursuant to the immediately preceding paragraph, the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof and of the amount to be reduced. The Participant may then elect which and how much the Payments shall be eliminated or reduced as long as (i) the first such Payments to be reduced are not considered “deferred compensation” within the meaning of Code Section 409A (if any), (ii) if Payments described in clause (i) are exhausted and additional reductions are necessary, any cash Payments are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by the Participant, and (B) not cause any Payments to become nondeductible by the Company by reason of Code Section 280G (or any successor provision thereto). The Participant shall advice the Company in writing of the Participant’s election within ten (10) days of the Participant’s receipt of such notice from the Company. Notwithstanding the foregoing, if no election is made by the Participant within the ten-day period, the Company may elect which and how much of the Payments shall be eliminated or reduced as long (1) the first such payments to be reduced are not considered “deferred compensation” within the meaning of Code Section 409A (if any), (2) if Payments described in clause (1) are exhausted and additional reductions are necessary, any cash Payments are reduced next, and (3) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by the Participant, and (B) not cause any Payments to become nondeductible by the Company by reason of Code Section 280G (or any successor provision thereto). For purposes of this paragraph, present value shall be determined in accordance with Code Section 280G(d)(4).
All determinations required to be made under this subsection, including whether the aggregate amount of Payments shall be reduced, and the assumptions to be utilized in arriving at such determinations, shall be made by the certified public accountants regularly employed by the Company immediately prior to the Change of Control transaction (“Accounting Firm”). Any determination by the Accounting Firm shall be binding upon the Company and Participant and shall be made within sixty (60) days immediately following the event constituting the Change of Control transaction. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan and applicable Award Agreement.
At the time of the initial determination by the Accounting Firm, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the

Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1 and Code Section 4999 or generate a refund of such taxes or (ii) the Participant is subject to the prohibition on personal loans under Section 402 of the Sarbanes-Oxley Act of 2002. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2).
6.    The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.
H.Repricing
Without the prior approval of the Company’s shareholders, the Company will not affect a “repricing” (as defined below) of any Options, Stock Appreciation Right, or Other Stock Awards granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (i) the lowering of the purchase price of an Option, Stock Appreciation Right, or Other Stock Award after it is granted, (ii) the cancelling of an Option, Stock Appreciation Right, or Other Stock Award in exchange for another Option, Stock Appreciation Right, or Other Stock Award at a time when the purchase price of the cancelled Option, Stock Appreciation Right, or Other Stock Award exceeds the Fair Market Value of the underlying Common Stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction), (iii) the purchase of an Option, Stock Appreciation Right, or Other Stock Award for cash or other consideration at a time when the purchase price of the purchased Option, Stock Appreciation Right, or Other Stock Award exceeds the Fair Market Value of the underlying Common Stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate action), or (iv) an action that is treated as a repricing under generally accepted accounting principles.
I.Withholding of Taxes
The Company and its Affiliates shall satisfy any federal, state, foreign or local income tax, social insurance contributions, payment on account or other withholding obligations (“Tax Withholdings”) resulting from recipients’ participation in the Plan by any of the following means as determined by the Committee, in its discretion: (i) by reducing the number of shares of Common Stock otherwise payable under such Awards to the extent the Awards are settled in shares, (ii) by withholding from recipient’s salary, compensation or other payments made to him or her, (iii) by requiring recipient to make a cash payment to the Company or one of its Affiliates in advance of receiving shares or cash pursuant to the Award, (iv) withholding from the cash settlement to the extent the Award is settled in cash, (v) selling shares of Common Stock on the market either through a cashless exercise transaction or other sale on the market, or (vi) any other means set forth in the Award Agreement.
In the event that the number of shares of Common Stock otherwise payable are reduced in satisfaction of tax obligations, such number of shares shall be calculated by reference to the Fair Market Value of the Common Stock on the date that such taxes are determined.
With respect to Corporate Officers, Directors or other recipients subject to Section 16(b) of the Exchange Act, the Committee, or, with respect to Awards granted to Directors, the Board, may impose such other conditions on the recipient’s election as it deems necessary or appropriate in order to exempt such withholding from the penalties set forth in said Section.
J.No Warranty of Tax Effect
No opinion is expressed nor warranties made as to the tax effects under federal, foreign, state or local laws or regulations of any Award granted under the Plan. Regardless of whether Awards are intended to qualify for favorable tax treatment, the Company does not warrant or represent that such treatment will be available.
K.Amendment and Termination of Plan
Except as otherwise provided in this Section IX.K, the Board may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated, may reinstate any or all of the provisions of the Plan, except that (i) no amendment, suspension or termination may apply to the terms of any outstanding Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination, in a manner which would reasonably be considered to be adverse to the recipient, without the recipient’s consent, (ii) except as provided in Section IX.F., no amendment may be made to increase the number of shares of Common Stock reserved under Section I.D. of the Plan,

(iii) except as provided in Section IX.F., no amendment may be made to increase the limitations set forth in Section I.E.4. of the Plan, and (iv) no amendment that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Common Stock may then be listed or quoted shall be made without obtaining such stockholder approval.
To the extent a portion of the Plan is subject to Code Section 409A, the Board may terminate the Plan, and distribute all vested accrued benefits, without consent from affected Award recipients, subject to the restrictions set forth in Treasury Regulation §1.409A-3(j)(4). A termination of any portion of the Plan that is subject to Code Section 409A must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.
L.Construction of Plan
The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.
M.Choice of Law/Venue
The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Missouri without giving effect to its choice of law provisions. Any legal action against the Plan, the Company, an Affiliate, or the Committee may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.
N.Unfunded Nature of Plan
The Plan, insofar as it provides for cash payments, shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of any Award Agreement entered into pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
O.Successors
All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
P.Code Section 409A
It is intended that any amounts payable under this Plan shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject a Participant to payment of any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Plan shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. In no event shall the Company, any member of the Board, or any employee, agent or other service provider have any liability to any Participant for any tax, fine or penalty associated with any failure to comply with the requirements of Code Section 409A.
To the extent a payment or benefit is nonqualified deferred compensation subject to Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan or any Award Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan and any Award Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If a Participant is deemed on the date of a separation from service (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Code Section 409A and which is paid as a result of the Participant’s “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay

Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan or any Award Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan or any Award Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
Q.Clawback and Non-Competition
Notwithstanding any other provisions of this Plan, any Award will be subject to such deductions and clawback as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement, or any policy adopted by the Company. In addition and notwithstanding any other provisions of this Plan, any Award shall be subject to such non-competition provisions under the terms of the Award Agreement or any other agreement or policy adopted by the Company, including, without limitation, any such terms providing for immediate termination and forfeiture of an Award if and when the recipient becomes an employee, agent or principal of an entity engaging in Competition with the Company.
R.Hedging and Pledging
Notwithstanding any other provisions of this Plan, an Award will be subject to any Company policy that the Company may adopt and/or amend from time to time regarding the hedging or pledging (or any similar transaction) of Company securities.
S.Sub-Plans
The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
T.Non-Uniform Treatment
The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments and to enter into non-uniform and selective Award Agreements.
U.Employees Employed in Foreign Jurisdictions
In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, administrative policies, sub-plans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Awards in jurisdictions outside of the United States, the Committee has the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.
V.Substitute Awards
Awards may be granted under this Plan from time to time in substitution for Awards held by employees of other corporations who are about to become Employees, or whose employer is about to become an Affiliate, as the result of a merger or consolidation of the Company or an Affiliate with another corporation, the acquisition by the Company or an Affiliate of all or substantially all the assets of another corporation or the acquisition by the Company or an Affiliate of at least 50% of the issued and outstanding stock of another corporation. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board or Committee, as applicable, at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted, but with respect to Awards which are Incentive Stock Options, no such variation shall be permitted which affects the status of any such substitute option as an Incentive Stock Option.

Notwithstanding the foregoing, in no event shall such substitution occur to the extent such substitution would cause a violation of Code Section 409A.
W.Whistleblower Provisions
Nothing contained herein prohibits the Participant from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations, or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.

X.	Effective Date and Term
Subject to the approval of the Company shareholders, this Plan shall be effective November 11, 2019. Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan.
The Plan shall remain in effect until the earliest of (i) the date no additional shares of Common Stock are available for issuance under the Plan, (ii) the date the Plan has been terminated in accordance with Article IX.K, or (iii) the close of business on November 10, 2029, at which time it shall terminate. Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan.